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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Click Commerce, Inc.:

        We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-54432, 333-62462, 333-70084) of Click Commerce, Inc. of our report dated May 13, 2003, with respect to the consolidated balance sheets of Allegis Corporation and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in this Form 8-K/A of Click Commerce, Inc.

/s/ KPMG LLP

Chicago, Illinois
May 21, 2003

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Independent Auditors' Consent